Exhibit 10.3

DEBT SUBORDINATION AGREEMENT

November 21, 2008

TO:         Textron Financial Corporation, as Agent
11575 Great Oak Way, Suite 210
Alpharetta, GA  30022
Facsimile:  (770) 360-1458
Attention: David McMichael, Esq.

The undersigned, ANCHOR FUNDING SERVICES, INC. ("Creditor"), is a creditor of ANCHOR FUNDING SERVICES LLC ("Debtor").  In order to induce TEXTRON FINANCIAL CORPORATION (the "Agent"), as Agent for itself and other financial institutions (the "Lenders"), party from time to time to a Loan and Security Agreement (as amended, modified or restated, the "Loan Agreement"), dated on or about the date hereof, between Agent and Debtor, to extend or continue extending financial accommodations to Debtor, Creditor hereby warrants, represents and agrees as follows:

1.           As used herein, the term "Creditor Claims" shall mean indebtedness in the amount of $5,664,000, owed by Debtor to Creditor, whether direct or indirect, absolute or contingent, due or to become due, secured or unsecured, legal or equitable; the term "Insolvency Proceeding" shall mean any action, suit, proceeding or case commenced by or against Debtor under any chapter or provision of the Bankruptcy Code or for the appointment of a receiver or other custodian for Debtor or any of its property, or an assignment for the benefit of creditors of Debtor; and the term "Obligations" shall mean all existing and future indebtedness, liabilities and obligations which are or may from time to time be owed by Debtor to Agent and Lenders under the Loan Agreement, including, without limitation, all interest, fees and other charges payable in connection therewith, in each case whether direct or indirect, absolute or contingent, due or to become due, secured or unsecured or legal or equitable.  Whenever in this Agreement reference herein is made to "payment in full" of the Obligations or the Obligations being "paid in full," such reference shall be understood to mean (i) the full and final payment of all of the Obligations, in cash, including, without limitation, all interest, fees and other charges, whether or not any of the same are recoverable or allowed as a claim in any Insolvency Proceeding, and (ii) termination of any commitments that Agent and Lenders may have to Debtor under the Loan Agreement to make any loans or otherwise extend credit to or for the benefit of Debtor.

2.           Each instrument, if any, evidencing the Creditor Claims shall be permanently marked with the following legend:

The within promissory note is subject to that certain Debt Subordination Agreement executed by Anchor Funding Services, Inc. and Anchor Funding Services, LLC on or about the 21st day of November, 2008, addressed to Textron Financial Corporation, as Agent.

3.           Creditor hereby subordinates payment of all of the Creditor Claims to the payment in full of all of the Obligations, as and to the extent set forth in this Agreement.  Creditor shall not collect or receive any payments from Debtor on account of the Creditor Claims (other than payments-in-kind) until Debtor has paid in full all of the Obligations, unless otherwise expressly permitted under the Loan Agreement.

4.           Creditor shall hold in trust and immediately pay to Agent, in the same form of payment received, any amount which Creditor receives in contravention of paragraphs 3 or 6 of this Agreement.  If  in violation of this Agreement Creditor commences, prosecutes, or participates in any suit, action, or proceeding against Debtor, or attempts to enforce any security agreements, trust deeds, lien instruments or other encumbrances, Debtor may interpose this Agreement as a complete defense, and Agent at its option may intervene and interpose this Agreement as an absolute defense in Creditor's name or in the name of Debtor.

5.           Without Agent's prior written consent, Creditor shall not take any action against Debtor or any of its property, including, without limitation, filing any lawsuit or executing on any judgment, whether such action is by legal, administrative or other proceedings, or by any other means; commence, prosecute or participate in any action, suit or proceeding against Debtor or any of its property, including, without limitation, any involuntary bankruptcy proceeding against Debtor; or take any action to foreclose or realize upon any collateral securing the Creditor Claims or to enforce any security agreements, trust deeds, lien instruments or other encumbrances securing the Creditor Claims.  Creditor subordinates any security interest, trust deed, deed to secure debt, lien instruments and other encumbrances that Creditor may now or hereafter have with respect to any existing or future property of Debtor to Agent's interests in the same property.

6.           By its acceptance below, Debtor agrees that, until all of the Obligations are paid in full, it shall not pay to Creditor any sum on account of any of the Creditor Claims except as expressly permitted in paragraph 3 of this Agreement or under the Loan Agreement.  Creditor and Debtor each warrants and represents that there is no default in connection with any of the Creditor Claims and that Creditor has not assigned any of the Creditor Claims to any third party.

7.           With respect to the loans or other extensions of credit between Agent, Lenders and Debtor, Agent or Lenders may grant extensions of the time for payment or performance of any of the Obligations; otherwise modify any of the terms and conditions of the Obligations or any agreement relating thereto; make compromises and settlements with the Debtor and all other persons liable for the Obligations; subordinate or release any lien on any property securing any of the Obligations; and release any person liable for the payment of any of the Obligations, in each case without notice to or the consent of Creditor.

8.           Agent and Lenders may at any time discontinue the extension of credit to Debtor or may extend additional credit to Debtor, in each case without notice to or the consent of Creditor.  This Agreement shall continue in full force and effect until Debtor has paid in full all Obligations owing to Agent and Lenders.

9.           If any payment or other distribution of property shall be made in any Insolvency Proceeding involving Debtor, whether pursuant to liquidation of assets or a plan of reorganization or composition, and such payment or property shall be made to or received by Creditor, then Creditor shall promptly turn such payment or property over to Agent for application to the Obligations until all of such Obligations are paid in full.  If Creditor has any claim against Debtor in any Insolvency Proceeding, Agent may file such claim on behalf of Creditor and Creditor shall assign any such claim to Agent.  Any sums received by Agent in connection with such claim shall be applied to the Obligations until all of the Obligations are paid in full.

10.           This Agreement shall be binding upon the successors and assigns of Creditor and Debtor and shall inure to the benefit of Agent's successors and assigns; shall be governed as to validity, interpretation, enforcement and effect by the internal laws of the State of Rhode Island; sets forth the entire understanding of the parties with respect to the subject matter hereof; and cannot be modified except by a writing signed by Agent.

11.           Creditor and Debtor each waives notice of acceptance of this Agreement by Agent.

12.           If any party files an action to enforce or construe the provisions of this Agreement, the prevailing party in the action shall be entitled to recover from the other party all of its costs and reasonable attorneys' fees in the action.

IN WITNESS WHEREOF, Creditor and Debtor have executed this Agreement, this 21st day of November, 2008.

ANCHOR FUNDING SERVICES, INC. ("Creditor")

By:	/s/
Brad Bernstein
President

ANCHOR FUNDING SERVICES LLC ("Debtor")

By:	/s/
Brad Bernstein
President

Accepted this ___ day of November, 2008:

TEXTRON FINANCIAL CORPORATION ("Agent")

By:
Title

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